Exhibit 99.1

        G&K Services Announces the Retirement of Richard Fink,
        Chairman of the Board, After 41 Years with G&K Services

    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 26, 2005--

         Richard L. Marcantonio is named Chairman of the Board
                      and Chief Executive Officer

    G&K Services, Inc. (Nasdaq:GKSRA), a market leader in branded identity apparel programs and facility services, today announced that Richard Fink, age 75, Chairman of the Board of Directors, has decided not to stand for re-election to the Board at the company's upcoming annual shareholders' meeting scheduled for November 10, 2005, and will retire as its Chairman at the conclusion of the meeting. Mr. Fink also will retire as a G&K employee effective on December 31, 2005. A G&K Services employee for more than 41 years, Mr. Fink has served the company as President from 1970-1993, Chief Executive Officer from 1993-1997, and as Chairman from 1981 to the present. Mr. Fink has been a member of the G&K Services Board of Directors since 1968.
    "Dick Fink has been a key factor in G&K's success during his 41 year tenure at the company and is largely responsible for shaping G&K into the company that it is today," said Lenny Pippin, President and Chief Executive Officer of The Schwan Food Company and chair of the G&K Corporate Governance Committee. "Dick has led G&K's board of directors and overseen the strategic long-term vision for G&K during its entire history as a public company. He has added incredible value to the company, and its shareholders have been the beneficiaries. He also has served as an invaluable guide and mentor to members of the G&K executive team."
    "Serving and leading G&K during the past 41 years has been an honor and an experience that I have enjoyed immensely," said Richard Fink. "My departure from the company comes at a time when all the pieces are in place for its continued success, and I believe G&K has an exciting future with the current executive team. I'm looking forward to spending more time with my family and friends, and to watching the company continue to grow from the outside."
    The company also announced that Richard L. Marcantonio, currently President and Chief Executive Officer, is named Chairman of the Board, replacing Mr. Fink, and the company's Chief Executive Officer. Mr. Marcantonio, age 55, has served as President and Chief Executive Officer of the company since January 1, 2004, prior to which he had been President and Chief Operating Officer of the company since July 2002.
    "I am deeply honored to have earned the continued trust of the Board of Directors, and look forward to a robust future of growth and success for G&K," stated Marcantonio. "At the same time, I understand the huge legacy being left here by Dick Fink as he enters his retirement. As Mr. Pippin indicates, Dick has been my mentor over the years and all of us with ties to G&K owe him our gratitude and admiration."
    "Rick Marcantonio has demonstrated during his tenure with the company and in his leadership on the Board a keen business sense and an attention to detail and business integrity that deserves our support and respect," stated Pippin. "The members of the Board look forward to working with him in helping to take the company to ever greater levels of success."
    The company's Board of Directors also created a new position of Presiding Director, in a move consistent with best practices in public corporate governance, and elected Mr. Pippin to the post. Chosen from among the Board's independent directors, the Presiding Director will work with the Chairman to help assure the Board operates as a true strategic partner of management in serving the interests of the company's shareholders.
    Effective with Mr. Fink's retirement on December 31, 2005 all Class B common stock of the Company convert to Class A common stock. Under a Stockholder Agreement that effectively expires with Mr. Fink's retirement, each share of Class B common stock has had a voting power equal to 10 shares of Class A common stock. The Stockholder Agreement affects 1,474,996 shares of Class B common stock. The conversion of Class B shares to Class A shares eliminates the super-voting rights under the Stockholder Agreement. Each Class B share has the same monetary value as a Class A share, and the conversion will not affect this valuation.

    Safe Harbor for Forward-Looking Statements

    Statements made in this press release concerning the company's intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations. Given that circumstances may change, and new risks to the business may emerge from time to time, the reader is cautioned not to place undue reliance on these statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information concerning potential factors that could affect future financial results is included in the company's Annual Report on Form 10-K for the fiscal year ended July 3, 2004.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.

    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500
             or
             Shayn R. Carlson, 952-912-5500